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                                                                    Exhibit 99.1

                           WEITEK ANNOUNCES AGREEMENT
                       WITH ROCKWELL SEMICONDUCTOR SYSTEMS



         San Jose, California, December 11, 1996--Weitek Corporation (OTC BULLETIN BOARD: WWTK) today announced the signing of an asset purchase agreement with Rockwell Semiconductor Systems. Pursuant to the agreement, Rockwell will pay approximately $3 million to acquire certain Weitek assets and a nonexclusive license to certain Weitek technology. The purchase price is subject to adjustment based on a number of factors, including Weitek's ability to transfer certain assets. Rockwell has also extended employment offers to approximately 20 engineers and other employees of Weitek. In connection with the agreement, Weitek has made a voluntary filing today under Chapter 11 of the U.S. Bankruptcy Code. The asset transfer is subject to prior approval of the Bankruptcy Court. Until the Bankruptcy Court approves the asset transfer, Weitek will provide certain contract engineering services to Rockwell. Weitek is expected to seek interim permission from the Bankruptcy Court to permit Rockwell to use Weitek's San Jose, California design facilities and hire the Weitek engineers and other employees sought by Rockwell.

         Richard Bohnet, President and Chief Executive Officer of Weitek commented that "the agreement with Rockwell is the culmination of a multi-year effort to find a strategic buyer for Weitek's assets. We are very pleased with the Rockwell agreement. We will continue to seek buyers for the Weitek assets not being purchased by Rockwell, including Weitek's intellectual property portfolio. We believe that the Rockwell agreement, together with an orderly disposition of other assets, provides Weitek with the best opportunity to satisfy its obligations to creditors and return some assets to shareholders." Weitek, which has sustained substantial operating losses during the past several years, will attempt to sell those assets not being acquired by Rockwell through the bankruptcy proceeding, and then expects to wind up its affairs. Creditors and shareholders of Weitek will receive additional information regarding the bankruptcy proceedings by mail.

         This press release contains forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those described herein. Factors which may cause such results to differ include the following: (i) the agreement and other arrangements with Rockwell are subject to approval of the Bankruptcy Court, and there can be no assurance that the agreement and other arrangements will be approved by such court on the terms agreed by the parties or on any other terms;
(ii) the agreement with Rockwell contains customary conditions to closing which, if not satisfied, would permit Rockwell and Weitek to terminate the agreement and other arrangements; (iii) there can be no assurance that Weitek will be successful in locating buyers for any remaining assets; and (iv) while Weitek expects to have assets available for distribution to shareholders after satisfying all senior claims, there can be no assurance as to the amount, if any, which will be available for distribution to Weitek shareholders after remaining assets are disposed of and senior claims are satisfied.